     Exhibit 99.1

Lexaria Announces R&D on Nicotine

Kelowna, BC / May 4, 2017 / Lexaria Bioscience Corp (OTCQB:LXRP) (CSE:LXX) (the “Company”, “Lexaria”) is announcing new plans to commence nicotine absorption research beginning in the summer of 2017, within its previously announced R&D budget that is fully funded.

Lexaria is developing leading technology for the more effective gastro-intestinal delivery of cannabinoids, vitamins, pain relievers, and other active molecules. Many active molecules are currently delivered in formats that are not conducive to human health and there is no better example than cigarette smoking that delivers nicotine.

Lexaria believes there are large and untapped markets available including for more efficient and healthy delivery of nicotine through edible products. In fact, nicotine administration in controlled studies has been found to be a potentially healthful molecule including in some studies shown to potentially be related to a decrease in incidence of Parkinson’s disease. (University of Washington, Journal of Neuroscience)

Despite the fact that cigarette smoking is the leading cause of preventable death in the world (Euromonitor International and the World Health Organization) the global cigarette industry was worth $699 billion in 2015 with over 5.5 trillion cigarettes sold to over 1 billion customers. Current trends show that tobacco use will cause more than 8 million annual deaths by 2030. (Centers for Disease Control and Prevention)

In 2017 Lexaria will perform its first ever nicotine absorption studies utilizing human intestinal tissue in an in vitro environment, to determine whether Lexaria’s technology assists in greater absorption of nicotine across the intestinal wall.

Positive 2017 results from Lexaria’s in vitro nicotine testing would support the concept that an edible product containing nicotine could form an alternative to cigarettes as a nicotine delivery system. If successful, in vivo follow-up testing would be required to determine whether the Lexaria technology also aids in intestinal tolerance.

Lexaria currently has a total of 18 patents pending – including for applying its technology to nicotine delivery - and patent applications filed in more than 40 countries around the world.

About Lexaria

Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA)or by Health Canada. Lexaria products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.